EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of BRP Group, Inc. of our report dated February 28, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of the reportable segments discussed in Note 21, as to which the date is May 9, 2023, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in BRP Group, Inc.'s Form 8-K dated May 9, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Tampa, Florida
November 7, 2023